UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Halozyme Therapeutics, Inc.

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April 12, 2007

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Tuesday, May 15, 2007, at 8:00 a.m. local time, in the Dana Point room at the San Diego Marriott Hotel, 11966 El Camino Real, San Diego 92130. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of Halozyme’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Halozyme’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Jonathan E. Lim, M.D.

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 15, 2007
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
2006 SUMMARY COMPENSATION TABLE
2006 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
2006 DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
RELATED PERSON TRANSACTIONS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

11588 Sorrento Valley Road, Suite 17
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2007

TO OUR STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of Halozyme Therapeutics, Inc., a Nevada corporation, will be held on May 15, 2007, at 8:00 a.m. local time, in the Dana Point room at the San Diego Marriott Hotel located at 11966 El Camino Real, San Diego 92130, for the following purposes:

1. To elect three Class III directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 4, 2007 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement.

David A. Ramsay

Chief Financial Officer and Secretary

San Diego, California
April 12, 2007

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Halozyme Therapeutics, Inc., a Nevada corporation, for use at its annual meeting of stockholders to be held on May 15, 2007, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about April 12, 2007.

SOLICITATION AND VOTING

Voting Securities.  Only stockholders of record as of the close of business on April 4, 2007, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 71,531,197 million shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include adoptions of, and amendments to, stock plans.

Solicitation of Proxies.  We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders, although we do not currently plan on retaining such a proxy solicitor.

Voting of Proxies.  All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors that consists of two Class I directors, two Class II directors and three Class III directors. Our directors are elected for a term of three years, with one class of directors up for election every year. In connection with the 2007 annual meeting of stockholders we will be electing three Class III directors, while two Class I directors will be elected at the 2008 annual meeting of stockholders and two Class II directors will be elected at the 2009 annual meeting of stockholders. Once elected, directors serve until their respective successors are duly elected and qualified.

The Class III nominees recommended by the Board of Directors for election are Robert L. Engler, Gregory I. Frost and Connie L. Matsui. Each of Dr. Engler, Dr. Frost and Ms. Matsui are current members of our Board of Directors and, if elected, they will serve as directors until our annual meeting of stockholders in 2010 and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the three nominees for Class III directors receiving the highest number of votes will be elected as the Class III directors. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” each of the nominees named above.

The following table sets forth, for our current directors, including the Class III nominees to be elected at this meeting, information with respect to their ages and background:

			Director
Name	Principal Occupation	Age	Since

Class III directors nominated for election at the 2007 annual meeting of stockholders:
Robert L. Engler, M.D.	Professor Emeritus, University of California, San Diego	62	2004
Gregory I. Frost, Ph.D	Chief Scientific Officer, Halozyme	35	1999
Connie L. Matsui	Executive Vice President, Biogen Idec, Inc.	53	2006
Class I directors whose terms expire at the 2008 annual meeting of stockholders:
Kenneth J. Kelley	Managing Director, K2 Bioventures	48	2004
Jonathan E. Lim, M.D.	Chief Executive Officer, Halozyme	35	2003
Class II directors whose terms expire at the 2009 annual meeting of stockholders:
John S. Patton, Ph.D.	Chief Scientific Officer, Nektar Therapeutics	60	2000
Steven T. Thornton	President, SkyePharma, Inc.	50	2005

Nominees for Election at this Meeting

Robert L. Engler, M.D.  Dr. Engler spent his career as a Cardiologist at the Veterans Affairs Medical Center and the University of California, San Diego, where he retired as Professor Emeritus in 2001. While at the Veterans Affairs Medical Center, Dr. Engler served as Associate Chief of Staff and Chief of Research and was an attending physician, in addition to running an active cardiovascular research laboratory. His research and clinical work led to the founding of two successful biotechnology companies: Gensia, Inc., and Collateral Therapeutics, Inc. He also founded and served as President of the Veterans Medical Research Foundation. Dr. Engler graduated from Georgetown Medical School. Dr. Engler is the chairman of our Nominating and Governance Committee and he also serves on the Compensation Committee.

Gregory I. Frost, Ph.D., Vice President & Chief Scientific Officer and Director. Dr. Frost co-founded Halozyme in 1999 and has spent more than twelve years researching the hyaluronidase family of enzymes. Previously he was a Senior Research Scientist at the Sidney Kimmel Cancer Center (SKCC), where he focused much of his work developing the hyaluronidase technology. Prior to SKCC, his research in the Department of Pathology at the University of California, San Francisco, led directly to the purification, cloning, and characterization of human hyaluronidase gene family, and the discovery of several metabolic disorders. He has authored multiple scientific peer-reviewed and invited articles in the hyaluronidase field and is an inventor on several key patents. Dr. Frost’s prior experience includes serving as a scientific consultant to a number of biopharmaceutical companies, including Q-Med (SE), Biophausia AB (SE), and Active Biotech (SE). Dr. Frost is registered to practice before the US Patent Trademark Office, and earned his B.A. in biochemistry and molecular biology from the University of California, Santa Cruz and his Ph.D. in the department of Pathology at the University of California, San Francisco, where he was an ARCS-Scholar.

Connie L. Matsui.  Ms. Matsui is the Executive Vice President, Knowledge and Innovation Networks for Biogen Idec, Inc. She has served in several positions since joining IDEC Pharmaceuticals in November 1992, including Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. Ms. Matsui has been active on a number of not-for-profit boards and served as National President of the Girl Scouts of the USA from 1999 to 2002. Ms. Matsui earned B.A. and M.B.A. degrees from Stanford University. Ms. Matsui serves on our Audit Committee.

Directors Elected to Continue in Office Until the 2008 Annual Meeting

Kenneth J. Kelley.  Mr. Kelley brings over 25 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. Mr. Kelley has been the managing director of K2 Bioventures, a biomedical startup consulting company, since July 2004. From April 2002 through June 2004, Mr. Kelley was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded IntraBiotics Pharmaceuticals in January 1994 and over eight years served as CEO, Director and Chairman. Earlier, Mr. Kelley was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of twenty biotech and medical companies, fifteen of which became public companies. Prior to IVP, he was a consultant for McKinsey & Company and a scientist at Integrated Genetics (acquired by Genzyme). Mr. Kelley earned an M.B.A. from Stanford University and a B.A. in biochemical sciences from Harvard University. Mr. Kelley is the chairman of the Board of Directors as well as our Audit Committee. Mr. Kelley also serves on the Compensation Committee and the Nominating and Governance Committee.

Jonathan E. Lim, M.D.  Dr. Lim joined Halozyme in 2003 and has served as Halozyme’s President and Chief Executive Officer since that time. From 2001 to 2003, Dr. Lim was a management consultant at McKinsey & Company, where he specialized in the health care industry, serving a wide range of start-ups to Fortune 500 companies in the biopharmaceutical, medical products, and payor/provider segments. From 1999 to 2001, Dr. Lim was a recipient of a National Institutes of Health Postdoctoral Fellowship, during which time he conducted clinical outcomes research at Harvard Medical School. He has published articles in peer-reviewed medical journals such as the Annals of Surgery and the Journal of Refractive Surgery. Dr. Lim’s prior experience also includes two years of clinical training in general surgery at the New York Hospital-Cornell Medical Center and Memorial Sloan-Kettering Cancer Center; Founder and President of a health care technology start-up company; Founding Editor-in-Chief of the McGill Journal of Medicine; and basic science and clinical research at the Salk Institute for Biological Studies and Massachusetts Eye and Ear Infirmary. Dr. Lim is currently a California-licensed physician and is a volunteer surgeon in his spare time. He was a member of the strategic planning committee of the American Medical Association from 2002 to 2005. He earned his B.S., with honors, and M.S. degrees in molecular biology from Stanford University, his M.D. degree from McGill University, and his M.P.H. degree in health care management from Harvard University.

Directors Elected to Continue in Office Until the 2009 Annual Meeting

John S. Patton, Ph.D.  Dr. Patton is co-Founder and Vice President, Research of Nektar Therapeutics (Nasdaq-NKTR) (formerly Inhale Therapeutic Systems) and has served as Chief Scientific Officer since November 2001 and as a director since July 1990. He is an expert in the delivery of peptides and proteins. Before co-founding Inhale Therapeutics Systems, Dr. Patton led the drug delivery group at Genentech, Inc., where he demonstrated the feasibility of systemic delivery of large molecules through the lungs. Prior to joining Genentech, Inc., he was a tenured professor at the University of Georgia. He has published a wide range of articles and has presented his work in national and international arenas. Dr. Patton received his Ph.D. in Biology from the University of California,

San Diego, and held post-doctoral positions in biomedicine at Harvard Medical School and the University of Lund in Sweden. Dr. Patton chairs our Scientific and Clinical Advisory Board and he also serves on the Compensation Committee.

Steven T. Thornton.  Mr. Thornton has been President of SkyePharma, Inc. since 2002. SkyePharma develops and manufactures injectable, sustained-release therapeutic products. Prior to SkyePharma, Mr. Thornton was an Executive Vice President of Business Development at Elan from 1999 to 2002. Mr. Thornton has been involved in a significant number of business development activities and partnerships across the industry, with both major pharmaceutical and emerging biotechnology companies. Mr. Thornton represented Elan on a number of joint venture boards with biotechnology partners, giving him insight into the workings of relatively early company organizations. He is highly experienced in the areas of in- and out-licensing of products and has been involved in a variety of start-up operations, joint ventures and acquisitions. Mr. Thornton has also held senior executive positions at Eli Lilly and Bayer. Mr. Thornton earned his B.A. in Applied Social Sciences from Lancaster University UK. Mr. Thornton is the chairman of our Compensation Committee and he also serves on the Audit Committee and the Nominating and Governance Committee.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, other than Drs. Lim and Frost, each of the members of the Board of Directors is an independent director for purposes of the listing requirements of both the American Stock Exchange and the Nasdaq Marketplace Rules.

Executive Sessions

Our independent directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Kelley, as chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.

Board Meetings and Committees

The Board of Directors held ten meetings during the fiscal year ended December 31, 2006. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the last fiscal year, each director attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

Audit Committee.

The members of the Audit Committee are Kenneth J. Kelley (Chairman), Steven T. Thornton and Connie L. Matsui. Each of the members of the Audit Committee satisfy the independence requirements established by the American Stock Exchange and the Nasdaq Marketplace Rules. Mr. Kelley is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The Audit Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the function of the Audit Committee includes retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held nine meetings during the fiscal year ended December 31, 2006.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee.

The members of the Compensation Committee are Steven T. Thornton (Chairman), Robert L. Engler, Kenneth J. Kelley and John S. Patton. Each of the members of the Compensation Committee satisfy the independence requirements established by the American Stock Exchange and the Nasdaq Marketplace Rules. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The Compensation Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee: recommends the salary and bonus earned by the Chief Executive Officer; reviews and approves salary and bonus levels for other executive officers; recommends stock option grants to executive officers and approves stock option grants to other employees; approves all employment and severance agreements; and reviews the compensation of outside directors for service on the Board of Directors and its committees and recommends changes in compensation for outside directors. The Compensation Committee does not currently engage any consultant related to executive and/or director compensation matters, and instead relies on comparative compensation data from numerous sources to determine appropriate compensation levels. The Compensation Committee held seven meetings during the fiscal year ended December 31, 2006.

Nominating and Governance Committee.

The members of the Nominating and Governance Committee are Robert L. Engler (Chairman), Kenneth J. Kelley and Steven T. Thornton. Each of the members of the Nominating and Governance Committee satisfy the independence requirements established by the American Stock Exchange and the Nasdaq Marketplace Rules. The Nominating and Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The Nominating and Governance Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary responsibilities of the Nominating and Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Governance Committee held eight meetings during the fiscal year ended December 31, 2006.

The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Nominating and Governance Committee believes that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the American Stock Exchange and the Nasdaq Marketplace Rules. The Nominating and Governance Committee also believes it appropriate for certain key members of management to participate as members of the Board.

When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.

Pursuant to the terms of its charter, the Nominating and Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “Halozyme Nominating and Governance Committee” c/o Corporate Secretary, 11588 Sorrento Valley Road, Suite 17, San Diego, California 92121. The biographical information and background materials will be forwarded to the Nominating and Governance Committee for its review and consideration. The committee’s review of candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. The Nominating and Governance Committee will review periodically whether a more formal policy regarding stockholder nominations should be adopted. In addition to the process discussed above regarding the consideration of the Nominating and Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders.

Communications with Directors

Any stockholder who desires to contact any members of our Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, 11588 Sorrento Valley Road, Suite 17, San Diego, California 92121. Communications received in writing are distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. Alternatively, any stockholder who desires to contact an independent member of our Board of Directors directly, may contact the Chairman of our Board of Directors, Kenneth J. Kelley, electronically by sending an email to the following address: kkelley@halozyme.com.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. Directors Engler, Frost and Lim attended our annual meeting of stockholders in 2006. Ms. Matsui was not a member of the Board at the time of this meeting.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. A copy of our Code of Conduct and Ethics is currently available on our website, www.halozyme.com.

www.halozyme.com

Please note that the information on our website is not incorporated by reference in this Proxy Statement.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as independent auditors to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2007. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

On June 28, 2006, our Audit Committee dismissed our prior independent accountant, Cacciamatta Accountancy Corporation (“Cacciamatta”). Cacciamatta’s reports on our financial statements as of and for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2004 and 2005, and through June 28, 2006, there were no disagreements with Cacciamatta on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Cacciamatta’s satisfaction, would have caused Cacciamatta to make reference thereto in its reports on the financial statements for such years. During the period described in the preceding sentence, there were no “reportable events” (as defined in the Securities and Exchange Commission Regulation S-K, Item 304 (a)(1)(v)).

We provided Cacciamatta with a copy of the statements set forth in the preceding paragraph and requested that it furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. Cacciamatta provided a letter to the Securities and Exchange Commission agreeing with such statements. The following table sets forth the aggregate fees billed to Halozyme for the fiscal year ended December 31, 2006 by Ernst & Young LLP and the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2005 and December 31, 2006 by Cacciamatta:

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$328,670	$100,800
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent accountant in connection with statutory and regulatory filings or engagements. The Audit Fees for Fiscal 2006 include $26,400 of payments made to Cacciamatta for services provided prior to its dismissal in June of 2006.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, shall ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2007. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Halozyme’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditor, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The American Stock Exchange and the Nasdaq Marketplace Rules. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. The Committee has also discussed and reviewed with the auditors all matters required to be disclosed in Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of the Ernst & Young LLP audit, the results of its examinations, its evaluations of Halozyme’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Halozyme that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that Halozyme’s audited financial statements be included in Halozyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE

Kenneth J. Kelley (Chairman)
Connie L. Matsui
Steven T. Thornton

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Goals of Compensation Program

The primary goals of our Compensation Committee with respect to the compensation of our executive officers are: (i) to attract and retain talented and dedicated executives; (ii) to tie annual and long-term cash and stock incentives to the achievement of specified company and individual performance criteria; and (iii) to align executives’ compensation incentives to achievements that we believe will lead to stockholder value creation. To achieve these goals, the Compensation Committee maintains compensation plans that tie a substantial portion of executives’ overall compensation to the achievement of key operational, clinical and financial goals. The Compensation Committee also evaluates the performance of each individual executive officer against specific individual performance criteria. The Compensation Committee believes that the compensation for our executive officers is comparable with executives in other companies of similar size and stage of development operating in our industry, while taking into account our relative performance and our own strategic goals.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation; however, we conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a survey of executive compensation paid by similar public biotechnology companies conducted by an independent third party, Radford Biotechnology Survey, as well as compensation data that we obtain from other sources. When comparing our compensation policies against those of other companies, we take into consideration factors such as the size, market capitalization and geographic location of such other companies.

Elements of Compensation

We currently have a relatively simple compensation structure that is comprised of: (i) base salary; (ii) annual cash and equity incentive awards; and (iii) stock options.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we target salaries for our executive officers near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience as well as the company’s financial position. For 2007, this review occurred in the first quarter and the annual base salaries for the executive officers named in the 2006 Summary Compensation Table below were set at the following levels:

Name	2007 Annual Base Salary

Jonathan E. Lim	$360,000
David A. Ramsay	$235,000
Gregory I. Frost	$265,000
Richard C. Yocum	$270,000
Don A. Kennard	$214,000

Cash and Equity Incentives

The Compensation Committee annually establishes a cash and equity bonus structure for our executive officers. Each executive officer is eligible for a maximum cash and equity bonus based upon their accomplishment of specified individual goals as well as the company’s accomplishment of specific performance criteria during the applicable year. The maximum cash bonus amount for each executive officer represents a percentage of that officer’s annual base salary (in 2006, the applicable percentage was 25% for all executive officers other than our Chief Executive Officer who had a percentage of 35%). Maximum equity awards for each executive officer under the incentive plan were derived from a formula that divided (i) the product of a target compensation percentage (75% for our Chief Executive Officer and 40%

for all other executive officers) multiplied by the executive officer’s annual salary by (ii) our stock price on the actual date of grant for the underlying equity award. The individual criteria for specific executive officers varies from position to position, but all executive officers have common company performance goals. The company performance criteria are based upon operational, clinical and financial goals that result from a collaborative process between the Board of Directors and senior management. Historically, if all individual and company performance criteria were not met, executive officers would still be eligible to receive a portion of their respective maximum bonus amounts; provided, however, that if a minimum amount of either individual performance criteria or company performance criteria were not achieved, then executive officers would not be entitled to any cash or equity bonuses. In 2006, the executive officers were eligible to receive an aggregate of approximately $390,000 and common stock options to purchase an aggregate of approximately 425,000 shares of Company common stock. Although the annual bonus structure is approved by the Compensation Committee, we are not obligated to issue specific bonuses and final bonus amounts are determined at the discretion of the Board of Directors. As of the date of this Proxy Statement, the Compensation Committee has not established the 2007 cash and equity bonus structure.

Stock Options

Our 2006 Stock Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee is the administrator of this stock plan. Stock option grants are made at the commencement of employment and may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and recommends initial stock option awards for executive officers based upon a review of competitive compensation data. In appropriate circumstances, the Compensation Committee considers the recommendations of our Chief Executive Officer when determining the amount of an initial option grant or the amount of an annual incentive option grant for executive officers. While we awarded stock options to our executive officers pursuant to our 2006 annual bonus structure, those awards were not made until the first quarter of 2007. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

Potential Components of Compensation

In addition to granting incentive and nonstatutory stock options, our 2006 Stock Plan provides for the granting of restricted stock, restricted stock units, stock appreciation rights, performance units and shares, deferred compensation awards and other stock-based awards. The Compensation Committee may utilize some or all of these types of awards for executive officers if it believes that such awards are necessary to further the goals of the compensation program.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Halozyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

THE COMPENSATION COMMITTEE

Steven T. Thornton (Chair)
Robert L. Engler
Kenneth J. Kelley
John S. Patton

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of Halozyme Therapeutics, Inc. During fiscal 2006, no member of the Compensation Committee had any relationship with Halozyme Therapeutics, Inc. requiring disclosure under Item 404 of Regulation S K. During fiscal 2006, none of Halozyme’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on Halozyme’s Compensation Committee or Board of Directors.

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2006, 2005 and 2004 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during the fiscal year ended December 31, 2006.

2006 SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	All Other
		Salary	Bonus	Option		Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	Awards ($)(2)		($)(1)	($)	($)

Jonathan E. Lim	2006	300,000	—	74,352		53,550	246	428,148
President and Chief	2005	200,000	—	178,580	(3)	70,000	90	448,670
Executive Officer	2004	158,085	—	267,684	(3)	—	—	425,769
David A. Ramsay	2006	180,000	—	60,942		25,650	162	266,754
Vice President and	2005	150,000	—	59,915	(3)	50,000	60	259,975
Chief Financial Officer	2004	138,935	—	84,499	(3)	—	—	223,434
Gregory I. Frost	2006	210,000	—	93,855		31,500	188	335,543
Chief Scientific Officer	2005	160,000	—	91,905	(3)	50,000	66	301,971
	2004	153,390	—	105,578	(3)	—	—	258,968
Richard C. Yocum(4)	2006	240,000	—	56,968		36,000	232	333,200
Vice President of Clinical	2005	140,430	—	42,455	(3)	37,500	84	220,469
Development
Don A. Kennard(5)	2006	200,000	—	42,160		30,000	174	272,334
Vice President of Regulatory	2005	150,000	—	40,978	(3)	50,000	60	241,038
Affairs and Quality	2004	118,459	—	62,432	(3)	—	—	180,891
Assurance

(1)	Performance-based bonuses are generally paid pursuant to our annual compensation guidelines and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses in addition to the amount (if any) earned under the annual compensation guidelines.

(2)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123R. The assumptions used with respect to the valuation of option grants are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 9, 2007.

(3)	During Fiscal 2005 and Fiscal 2004 we did not recognize option expenses on our financial statements pursuant to FAS 123R. The data on this table represents the amounts that we would have recognized had we applied FAS 123R utilizing the same assumptions that were utilized for the Fiscal 2006 financial statements.

(4)	Dr. Yocum joined Halozyme in April 2005 as Vice President of Clinical Development.

(5)	Mr. Kennard joined Halozyme in January 2004 as Vice President of Regulatory Affairs and Quality Assurance.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted during the fiscal year ended December 31, 2006 to our named executive officers:

2006 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts
		Under Non-Equity Incentive		Estimated Future Payouts Under
		Plan Awards(1)		Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Maximum ($)	Threshold (#)	Maximum (#)(2)

Jonathan E. Lim	8/11/2006	26,250	105,000	23,593	56,175	(3)
David A. Ramsay	8/11/2006	11,250	45,000	7,550	17,976	(4)
Gregory I. Frost	8/11/2006	13,125	52,500	8,808	20,972	(5)
Richard C. Yocum	8/11/2006	15,000	60,000	10,066	23,968	(6)
Don A. Kennard	8/11/2006	12,500	50,000	8,388	19,973	(7)

(1)	Our Board of Directors approved a performance-based incentive plan on August 11, 2006 that provided for cash and equity awards based upon the accomplishment of specified individual and company performance criteria. The individual criteria for specific members of senior management varied from position to position, but all members of senior management had common company performance goals. The company performance criteria were based upon certain operational, clinical and financial performance goals identified by both management and the board of Directors. Members of senior management would still be eligible to receive a portion of their respective maximum bonus amounts even if all individual and company performance criteria were not met, provided, however, that a minimum combination of company and individual criteria had to be met in order to trigger a threshold amount of cash and equity awards. While the incentive plan was approved by our Compensation Committee, we were not obligated to issue bonuses and final bonus amounts were determined at the discretion of the Board of Directors. See “Compensation Discussion and Analysis — Plan-Based Awards.” The actual amount of cash paid to each named executive officer pursuant to the compensation guidelines established in 2006 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

(2)	Maximum equity awards for each executive officer under the incentive plan were derived from a formula that divided (i) the product of a target compensation percentage (75% for our Chief Executive Officer and 40% for all other executive officers) multiplied by the executive officer’s annual salary by (ii) our stock price on the actual date of grant for the underlying equity award (as adjusted for multiple year vesting). The maximum equity awards in the table above reflect the maximum share amounts as of February 5, 2007, the date that options were awarded pursuant to the incentive plan.

(3)	An option to purchase 39,603 shares of common stock was granted to Dr. Lim on February 5, 2007 pursuant to the performance-based incentive plan established in 2006. One-third of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/36 of the shares will vest monthly thereafter. The exercise price of these options is $7.51 per share.

(4)	An option to purchase 12,943 shares of common stock was granted to Mr. Ramsay on February 5, 2007 pursuant to the performance-based incentive plan established in 2006. One-third of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/36 of the shares will vest monthly thereafter. The exercise price of these options is $7.51 per share.

(5)	An option to purchase 15,729 shares of common stock was granted to Dr. Frost on February 5, 2007 pursuant to the performance-based incentive plan established in 2006. One-third of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/36 of the shares will vest monthly thereafter. The exercise price of these options is $7.51 per share.

(6)	An option to purchase 17,976 shares of common stock was granted to Dr. Yocum on February 5, 2007 pursuant to the performance-based incentive plan established in 2006. One-third of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/36 of the shares will vest monthly thereafter. The exercise price of these options is $7.51 per share.

(7)	An option to purchase 14,980 shares of common stock was granted to Mr. Kennard on February 5, 2007 pursuant to the performance-based incentive plan established in 2006. One-third of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/36 of the shares will vest monthly thereafter. The exercise price of these options is $7.51 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options(#)	Options (#) (1)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

Jonathan E. Lim	1,458,529	—		0.39	11/11/13
	656,262	—		0.39	11/11/13
	—	250,000	(2)	2.05	10/13/14
	40,067	13,355	(3)	2.02	12/8/14
David A. Ramsay	384,950	—		0.39	11/11/13
	—	50,000	(4)	2.05	10/13/14
	35,059	11,686	(3)	2.02	12/8/14
Gregory I. Frost	899,360	—		0.43	11/11/08
	236,241	—		0.43	11/11/08
	—	60,000	(4)	2.05	10/13/14
	38,815	12,938	(3)	2.02	12/8/14
Richard C. Yocum	83,333	116,667		1.87	5/12/15
Don A. Kennard	494,240	—		0.39	1/2/14
	—	35,000	(4)	2.05	10/13/14
	30,051	10,016	(3)	2.02	12/8/14

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

(2)	The option vests at the rate of 1/20 of the underlying shares on February 1, 2007, and 1/20 of the underlying shares each month thereafter until January 1, 2008, and then 1/30 of the underlying shares each month thereafter.

(3)	The option vests at the rate of 50% of the underlying shares on the date of grant and 1/96 of the shares each month thereafter.

(4)	The option vests at the rate of 1/12 of the underlying shares on February 1, 2008, and 1/12 of the underlying shares each month thereafter.

Option Exercises and Stock Vested During Last Fiscal Year

No named executive officer exercised an option to purchase our Common Stock in the fiscal year ended December 31, 2006. No named executive officer has a restricted stock grant, restricted stock unit or other similar instrument.

Potential Payments Upon Termination or Change in Control

While we have not entered into employment agreements with any of our employees or officers that provide for cash payments in connection with the conclusion of their employment, options granted to employees and officers of Halozyme under our 2001 Stock Plan and 2004 Stock Plan provide for full acceleration of the unvested portion of an option if the employee or officer is terminated without cause or resigns for certain specified reasons following certain change in control events. Assuming a change in control took place on December 31, 2006 and each of the named executive officers was terminated without cause immediately following the change in control, the foregoing individuals would have received the following amounts as a result of such accelerated vesting:

Remaining Unamortized
Option Expense Upon
Change in Control(1)

Jonathan E. Lim	$364,207
David A. Ramsay	$127,916
Gregory I. Frost	$130,429
Richard C. Yocum	$128,096
Don A. Kennard	$96,404

(1)	Amounts shown in this column reflect the remaining unamortized compensation costs as determined pursuant to FAS 123R for option awards that would be accelerated in connection with a termination following a change in control transaction. The assumptions used to calculate the value of option awards are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 9, 2007. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FAS 123R value shown in this column.

Compensation of Directors

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year:

2006 DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(1)	($)

Kenneth J. Kelley	62,500	26,920	154,338	243,758
Robert L. Engler	31,875	26,920	154,338	213,133
Connie L. Matsui(2)	7,500	18,792	7,402	33,694
John S. Patton	18,750	26,920	10,593	56,263
Steven T. Thornton	34,375	53,840	14,865	103,080

(1)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123R. The assumptions used with respect to the valuation of option grants are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 9, 2007.

(2)	Ms. Matsui joined the Board of Directors in July of 2006, and her compensation is prorated for her partial year of service.

Upon joining the Board, outside directors receive an initial option grant of 10,000 shares of Common Stock and an initial restricted stock grant of 15,000 shares of Common Stock. The initial option grant will vest upon the later of: (a) the six month anniversary of the date of grant or (b) the date of the first annual meeting following the grant of the initial option. The initial restricted stock grant will vest upon the later of: (a) the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the six month anniversary of the date of grant or (b) the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the date of the first annual meeting following the initial restricted stock grant.

Outside directors also automatically receive annual option grants of 10,000 shares of Common Stock and restricted stock grants of 15,000 shares of Common Stock immediately following future annual meetings of stockholders. The annual option grant will vest and become exercisable on the date immediately preceding the date of the annual meeting following the date of grant. The annual restricted stock grant will vest on the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the date immediately preceding the annual meeting following the date of grant.

Outside directors receive an annual retainer of $30,000 for service on the Board as well as an annual retainer for service on any committee of the Board. Outside directors serving on the Board’s Audit Committee will receive an annual retainer of $15,000, provided that the chair of that committee will receive an annual retainer of $30,000. Outside directors serving on the Board’s Compensation Committee will receive an annual retainer of $10,000, provided that the chair of that committee will receive an annual retainer of $20,000. Outside directors serving on the Board’s Nominating and Governance Committee will receive an annual retainer of $5,000, provided that the chair of that committee will receive an annual retainer of $10,000. Last, an outside director serving as the chair of the Board of Directors will receive an annual retainer of $30,000.

Halozyme directors who are also employees of Halozyme do not receive any compensation for their services as members of the Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our current equity compensation plans as of December 31, 2006:

			Number of Shares
			Remaining Available
			for Future Issuance
	Number of Shares to		under Equity
	Be Issued upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	8,512,322	$1.12	2,318,562
Equity compensation plans not approved by stockholders(2)	125,000	$1.25	—
Total	8,637,322	$1.12	2,318,562

(1)	Represents stock options under the 2006 Stock Plan, 2005 Outside Directors’ Stock Plan, 2004 Stock Plan and the 2001 Stock Plan. Options under the 2001 Stock Plan were assumed by Halozyme as part of the March 2004 merger between DeliaTroph Pharmaceuticals, Inc. and Global Yacht Services, Inc. The 2001 Stock Plan was approved by the shareholders of DeliaTroph prior to the merger and the former shareholders of DeliaTroph held approximately 90% of the voting stock of Halozyme immediately following the merger. No additional options will be granted under the 2001 Stock Plan. The material features of the 2001 Stock Plan, 2004 Stock Plan, 2005 Outside Directors’ Stock Plan and 2006 Stock Plan are described below.

(2)	Represents the grant by Halozyme to a non-executive employee of an option to purchase 125,000 shares of Common Stock at an exercise price of $1.25 per share through a nonstatutory stock option that is not under any of Halozyme’s existing stock plans. This option has a ten year term and vests at the rate of 1/4 of the shares on the first anniversary of the employee’s date of hire and 1/48 of the shares monthly thereafter.

Material Features of the 2001 Stock Plan

As of December 31, 2006, we had reserved 6,968,173 shares of our Common Stock for issuance under the 2001 Stock Plan. At December 31, 2006, there were 5,438,511 shares issuable upon exercise of outstanding options under the 2001 Stock Plan, at a weighted average exercise price of $0.40. The 2001 Stock Plan provides for the granting of incentive and nonstatutory stock options to employees and nonstatutory stock options to consultants with exercise prices equal to the fair market value of our Common Stock on the date of grant. Options granted under the 2001 Stock Plan generally have a 10-year term and vest at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter. Options granted to employees and officers of Halozyme under our 2001 Stock Plan provide for full acceleration of the unvested portion of an option if the option is not assumed or substituted by an acquiring entity in certain change in control events. Furthermore, if the option is substituted or assumed the unvested portion of the option will become fully vested if the option holder is terminated “without cause,” as defined in the 2001 Stock Plan, or resigns after an “adverse change,” as defined in the 2001 Stock Plan, following certain change in control events.

Material Features of the 2004 Stock Plan

As of December 31, 2006, we had reserved 3,031,827 shares of our Common Stock for issuance under the 2004 Stock Plan. At December 31, 2006, there were 2,645,561 shares issuable upon exercise of outstanding options under the 2004 Stock Plan, at a weighted average exercise price of $2.37. The 2004 Stock Plan provides for the granting of incentive and nonstatutory stock options to employees and nonstatutory stock options to consultants with exercise prices equal to the fair market value of our Common Stock on the date of grant. Options granted under the 2004 Stock Plan generally have a 10-year term and vest at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter. Options granted to employees and officers of Halozyme under our 2004 Stock Plan provide for full acceleration of the unvested portion of an option if the option is not assumed or substituted by an acquiring entity upon a “Change in Control,” as defined under the 2004 Stock Plan.

Furthermore, if the option is substituted or assumed the unvested portion of the option will become fully vested if the option holder is terminated “without cause,” as defined in the 2004 Stock Plan, or resigns for “good reason,” as defined in the 2004 Stock Plan, following certain change in control events.

Material Features of the 2005 Outside Directors’ Stock Plan

As of December 31, 2006, we had reserved 500,000 shares of our Common Stock for issuance under the 2005 Outside Directors’ Stock Plan. At December 31, 2006, there were 60,000 shares issuable upon exercise of outstanding options under the 2005 Outside Directors’ Stock Plan at a weighted average exercise price of $2.55. The 2005 Outside Directors’ Stock Plan provides for the granting of nonstatutory stock options and restricted stock grants to non-employee directors that meet currently applicable standards for independence. The exercise prices for stock options granted under the 2005 Outside Directors’ Stock Plan equal the fair market value of our Common Stock on the date of grant. Options granted under the 2005 Outside Directors’ Stock Plan generally have a 10-year term and vest over one year. Options and restricted stock granted under our 2005 Outside Directors’ Stock Plan provide for full acceleration of the unvested portion of such options or restricted stock grants upon a “Change in Control,” as defined under the 2005 Outside Directors’ Stock Plan.

Material Features of the 2006 Stock Plan

As of December 31, 2006, we had reserved 2,000,000 shares of our Common Stock for issuance under the 2006 Stock Plan. At December 31, 2006, there were 368,250 shares issuable upon exercise of outstanding options under the 2006 Stock Plan, at a weighted average exercise price of $2.49. The 2006 Stock Plan provides for the granting of restricted stock, restricted stock units, incentive and nonstatutory stock options, stock appreciation rights, performance units and shares, deferred compensation awards and other stock-based awards. The Board will determine the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Options granted under the 2006 Stock Plan will generally have a 10-year term and vest at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter. Options granted under our 2006 Stock Plan provide for full acceleration of the unvested portion of an option if the option is not assumed or substituted by an acquiring entity upon a “Change in Control,” as defined under the 2006 Stock Plan.

RELATED PERSON TRANSACTIONS

Pursuant to our code of business conduct and ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our audit committee is responsible for reviewing and approving related party transactions. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 1, 2007, certain information with respect to the beneficial ownership of our Common Stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our Common Stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and executive officers of Halozyme as a group:

	Number of Shares
	Beneficially
Beneficial Owner(1)	Owned(2)	Percent(3)

Randal J. Kirk(4) )	7,512,830	10.5
The Governor Tyler, 1881 Grove Avenue Radford, Virginia 24141
QVT Financial LP(5)	5,894,410	8.2
527 Madison Avenue, 8th Floor New York, New York 10022
Gregory I. Frost(6)	4,106,717	5.6
Jonathan E. Lim(7)	2,823,826	3.8
David A. Ramsay(8)	823,853	1.1
Don. A. Kennard(9)	529,377	*
Richard C. Yocum(10)	74,309	*
John S. Patton(11)	472,471	*
Kenneth J. Kelley(12)	175,000	*
Robert L. Engler(13)	260,000	*
Steven T. Thornton(14)	40,000	*
Connie L. Matsui(15)	25,000	*
Directors and executive officers as a group (10 persons)(16)	9,330,553	12.2

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 11588 Sorrento Valley Rd., Suite 17, San Diego, CA 92121.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants. Certain options granted under the DeliaTroph Pharmaceuticals, Inc. 2001 Stock Plan that were assumed by Halozyme in connection with the March 2004 merger of DeliaTroph Pharmaceuticals, Inc. and Global Yacht Services, Inc. are immediately exercisable, subject to our right to repurchase unvested shares upon termination of employment or other service at a price equal to the option exercise price.

(3)	Calculated on the basis of 71,531,197 shares of Common Stock outstanding as of April 1, 2007, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after April 1, 2007, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)	Based on a Form 4 filed by Randal J. Kirk with the SEC on March 13, 2007. Includes shares held by the following entities over which Mr. Kirk (or an entity over which he exercises exclusive control) exercises exclusive control: 522,460 shares held by RJK, L.L.C.; 135,000 shares held by Third Security Staff 2001, LLC; 3,000,000 shares held by Radford Investments Limited Partnership; 2,189,050 shares held by Randal J. Kirk (2000) Limited Partnership; and 1,326,320 shares held by New River Management IV, L.P.

(5)	Based on a Schedule 13G/A filed by QVT Fund LP with the SEC on February 13, 2007. QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 5,606,777 shares of Common Stock, consisting of 4,646,777 shares of Common Stock and 960,000 warrants to purchase additional Common Shares (the “Warrants”). QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 287,633 shares of Common Stock. QVT Financial has the power to direct the vote and disposition of the Common Stock held by each of the Fund and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 5,894,410 shares of Common Stock, consisting of the shares owned or eligible for purchase by the Fund and the shares held in the Separate Account.

QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund, may be deemed to beneficially own the same number of shares of Common Stock reported by the Fund. Each of QVT Financial and QVT Financial GP LLC disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Fund and the shares of Common Stock held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of Common Stock beneficially owned by the Fund, except to the extent of its pecuniary interest therein.

(6)	Includes 1,199,352 shares subject to warrants and options that may be exercised within 60 days after April 1, 2007, of which 6,563 of these shares are subject to a right of repurchase on behalf of Halozyme that will expire within 60 days after April 1, 2007. See footnote 2 above.

(7)	Includes 2,184,329 shares subject to warrants and options that may be exercised within 60 days after April 1, 2007.

(8)	Includes 422,443 shares subject to options that may be exercised within 60 days after April 1, 2007, of which 92,670 of these shares are subject to a right of repurchase on behalf of Halozyme that will expire within 60 days after April 1, 2007. See footnote 2 above.

(9)	Includes 526,377 shares subject to options that may be exercised within 60 days after April 1, 2007, of which 82,374 of these shares are subject to a right of repurchase on behalf of Halozyme that will expire within 60 days after April 1, 2007. See footnote 2 above.

(10)	Includes 8,334 shares subject to options that may be exercised within 60 days after April 1, 2007.

(11)	Includes 185,000 shares subject to warrants and options that may be exercised within 60 days after April 1, 2007.

(12)	Includes 160,000 shares subject to options that may be exercised within 60 days after April 1, 2007.

(13)	Includes 235,000 shares subject to options that may be exercised within 60 days after April 1, 2007.

(14)	Includes 10,000 shares subject to options that may be exercised within 60 days after April 1, 2007.

(15)	Includes 10,000 shares subject to options that may be exercised within 60 days after April 1, 2007.

(16)	Includes 4,940,835 shares subject to warrants and options that may be exercised within 60 days after April 1, 2007 beneficially owned by all executive officers and directors, of which 181,607 of these shares would not be vested within 60 days after April 1, 2007, and thus would be subject to repurchase by Halozyme during that period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2008 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November 12, 2007. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than November 12, 2007.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2006 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

David A. Ramsay

Chief Financial Officer and Secretary

April 12, 2007

HALOZYME THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2007
     The undersigned hereby appoints Jonathan E. Lim and David A. Ramsay, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the San Diego Marriott Hotel, 11966 El Camino Real, San Diego 92130, on Thursday, May 15, 2007, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.
     YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

▼	Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope	▼
▼ DETACH PROXY CARD HERE ▼

The Board of Directors recommends a vote FOR all proposals.
1. To elect Robert L. Engler, Gregory I. Frost and Connie L. Matsui as Class III Directors, to hold office until the 2010 Annual Meeting of Stockholders.
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box above and write the name of the nominee(s) that you do not wish to vote for on the line below.)

EXCEPTIONS:
2. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

☐	FOR ALL	☐	WITHHOLD ALL	☐	EXCEPTIONS
☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons (Joint Holders), each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give printed name and full title. If more than one trustee, all should sign.

Dated:	, 2007

Signature

Signature
Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.